Exhibit 99.1

[VARIAN SEMICONDUCTOR EQUIPMENT LOGO]

NEWS RELEASE

Contacts: Bob Halliday

Chief Financial Officer

978.282.7597

bob.halliday@vsea.com

or

Mary Wright

Director, Financial Communications

978.282.5859

mary.wright@vsea.com

Varian Semiconductor Equipment Associates Reports

Fiscal 2003 Third Quarter Results

GLOUCESTER, MA, July 24, 2003 – Varian Semiconductor Equipment Associates, Inc. (Nasdaq: VSEA) today announced results for its fiscal 2003 third quarter ended June 27, 2003.

Revenue for the third quarter of fiscal 2003 totaled $83 million, compared to revenue of $95 million for the same period a year ago. Shipments for the third quarter of fiscal 2003 were $79 million. The Company recorded net income of $1 million, or $0.04 per diluted share during the third quarter of fiscal 2003, compared to $3 million, or $0.07 per diluted share for the same period a year ago. Gross margin for the third quarter of fiscal 2003 was 44 percent, compared to 39 percent for the same period a year ago.

Gross margin was favorably affected by the sale of certain inventory for which the net carrying value had been reduced in previous periods by $2 million. The decline in management, general and administrative expenses during the third quarter of fiscal 2003 compared to the same period a year ago was primarily due to a decrease in headcount and reductions in the cost of variable compensation programs.

Richard A. Aurelio, Varian Semiconductor’s chairman and chief executive officer, said, “The productivity advantages of our VIISta products and the inherent benefits of our single wafer tools are becoming more apparent to our customers, which we expect will give us a competitive advantage in the marketplace.”

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VSEA Announces FY 2003 Q3 Results                                                          Page 2                                                          July 24, 2003

Robert J. Halliday, chief financial officer, added, “We continue to invest heavily in new product development – research and development spending has increased in each consecutive quarter of fiscal 2003 and is expected to continue to increase in the fourth quarter. We are able to make these critical investments in our products because we have been profitable or breakeven in 9 out of the last 10 quarters.”

Halliday also provided forward guidance, noting that, “We currently expect revenue for the fourth quarter of fiscal 2003 to be between $78 and $88 million, and shipments to range from $74 to $84 million. In the fourth quarter, gross margin as a percentage of revenue is expected to be in the low to mid 40s and breakeven results are anticipated.”

Varian Semiconductor will hold a conference call, broadcast over the Internet, at 5:30 p.m. eastern time today to discuss the Company’s operating results and outlook. Access to the call is available through the investor relations page on the Company’s website at www.vsea.com. Replays will be available via the website for two weeks after the call.

About Varian Semiconductor

Varian Semiconductor Equipment Associates, Inc. is a leading producer of ion implantation equipment used in the manufacture of semiconductors. The Company is headquartered in Gloucester, Massachusetts, and operates worldwide. Varian Semiconductor maintains a website at www.vsea.com. The information contained in the Company’s website is not incorporated by reference into this release, and the website address is included in this release as an inactive textual reference only.

Note: This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. For this purpose, statements concerning the industry outlook, the Company’s guidance for fourth quarter fiscal 2003 revenue, gross margin and earnings per share, market share, competitive position, productivity advantages, investment in research and development, and technological improvements and benefits, and any statements using the terms “believes,” “anticipates,” “will,” “expects,” “plans” or similar expressions, are forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: volatility in the semiconductor equipment industry; intense competition in the semiconductor equipment industry; the Company’s dependence on a small number of customers; the Company’s ability to manage factory operations and efficiently use resources; fluctuations in the Company’s quarterly operating results; the Company’s transition to new products; uncertain protection of the Company’s patent and other proprietary rights; concentration in the Company’s customer base and lengthy sales cycles; the Company’s reliance on a limited group of

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VSEA Announces FY 2003 Q3 Results                                                          Page 3                                                          July 24, 2003

suppliers; potential environmental liabilities; the Company’s dependence on certain key personnel; the Company’s limited operating history; and the risk of substantial indemnification obligations under the agreements governing the spin-off of the Company from Varian Associates, Inc. on April 2, 1999. These and other important risk factors that may affect our actual results are discussed in detail under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K and in other reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee any future results, levels of activity, performance or achievement. The Company undertakes no obligation to update any of the forward-looking statements after the date of this release.

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VSEA Announces FY 2003 Q3 Results                                                          Page 4                                                          July 24, 2003

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Fiscal Three Months Ended		Fiscal Nine Months Ended
	June 27, 2003	June 28, 2002	June 27, 2003	June 28, 2002
Revenue
Product	$62,968	$74,834	$219,052	$156,840
Service	17,488	17,635	51,891	48,843
Royalty and license	2,295	2,188	6,716	33,972

Total revenue	82,751	94,657	277,659	239,655
Cost of revenue	46,172	57,765	163,934	138,176

Gross profit	36,579	36,892	113,725	101,479

Operating expenses
Research and development	15,644	12,515	43,623	37,997
Marketing, general and administrative	18,287	22,086	56,991	59,451
Restructuring costs	1,138	—	1,296	2,200

Total operating expenses	35,069	34,601	101,910	99,648

Operating income	1,510	2,291	11,815	1,831
Interest income, net	905	1,469	3,132	4,405
Other (expense)income, net	(266)	—	(401)	5,149

Income before income taxes	2,149	3,760	14,546	11,385
Provision for income taxes	708	1,141	4,800	3,757

Net income	$1,441	$2,619	$9,746	$7,628

Weighted average shares outstanding – basic	34,199	33,420	34,085	32,990
Weighted average shares outstanding – diluted	35,018	35,269	34,920	34,827
Net income per share – basic	$0.04	$0.08	$0.29	$0.23
Net income per share – diluted	$0.04	$0.07	$0.28	$0.22

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VSEA Announces FY 2003 Q3 Results                                                          Page 5                                                          July 24, 2003

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 27,	September 27,
	2003	2002
ASSETS
Current assets
Cash and cash equivalents	$285,973	$307,840
Short-term investments	40,210	—
Accounts receivable, net	74,874	85,793
Inventories, net	59,701	81,779
Deferred income taxes	36,313	42,311
Other current assets	11,352	9,530

Total current assets	508,423	527,253
Property, plant and equipment, net	48,495	46,718
Other assets	15,568	15,534

Total assets	$572,486	$589,505

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable and other short-term borrowings	$5,457	$5,779
Accounts payable	17,084	21,398
Accrued expenses	40,110	48,560
Product warranty	8,195	8,656
Deferred revenue	33,477	60,269

Total current liabilities	104,323	144,662
Long-term accrued expenses	5,538	5,674
Deferred income taxes	2,933	2,933
Long-term debt	4,642	—

Total liabilities	117,436	153,269

Stockholders’ equity
Common stock	342	338
Capital in excess of par value	272,511	263,470
Retained earnings	182,174	172,428
Other comprehensive income	23	—

Total stockholders’ equity	455,050	436,236

Total liabilities and stockholders’ equity	$572,486	$589,505

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